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                                                                    EXHIBIT 99.1

           REMEC ANNOUNCES AGREEMENT TO ACQUIRE RF EQUIPMENT BUSINESS
                        FROM ADC TELECOMMUNICATIONS, INC.

SAN DIEGO, Oct. 8 /PRNewswire/ --REMEC, Inc. (Nasdaq: REMC), announced today that it has signed a definitive agreement to acquire ADC Mersum Oy (Solitra) in Oulu, Finland from ADC Telecommunications, Inc. (Nasdaq: ADCT). REMEC has agreed to purchase 100% of the shares of Solitra for $50.1 million in cash. This acquisition is scheduled to close on October 31, 2001, and is subject to various closing conditions, including approval by Finnish regulatory authorities.

The primary business of Solitra is the supply of radio frequency (RF) equipment to the leading international Original Equipment Manufacturers (OEMs) in the mobile wireless infrastructure industry. REMEC did not purchase the tower top amplifier business line of Solitra.

The Solitra business unit purchased by REMEC is profitable and generated $70.0 million in sales of RF equipment in its latest fiscal year that ended October 31, 2000. This business segment remains profitable and generated $47.8 million in sales for the 9 months ended July 31, 2001. The acquisition is projected to be immediately accretive to REMEC's earnings.

Ron Ragland, Chairman and Chief Executive Officer of REMEC, stated, "We have had a long standing objective to become a leading equipment provider to the Mobile Wireless Infrastructure market. The acquisition of Solitra is a significant step in reaching our goal. Solitra expands our product portfolio and global footprint, and furthers our engineering expertise with products currently developed and already supplied for 2.5G and 3G cellular systems. This transaction further expands our presence in Europe and strengthens our relationship with key strategic customers, especially those located in Scandinavia. Our financial strength and the current market downturn allow us this unique growth opportunity."

For more information

Management will be holding a conference call to discuss the acquisition on Tuesday, October 9, 2001 at 6:00 am Pacific Daylight Time. To participate on the conference call within the U.S., please call (800) 946-0782, confirmation code #583171. From outside the U.S., please call (719) 457-2657, confirmation code #583171, ten minutes prior to the scheduled time of the call.

The rebroadcast numbers, which will play for seven days, are (888) 203-1112, domestically, and (719) 457-0820, internationally, with the confirmation code #583171.

About ADC

ADC is The Broadband Company(TM). ADC's fiber optics, network equipment, software and integration services make broadband communications a reality worldwide by enabling communications service providers to deliver high-speed Internet, data, video and voice services

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to consumers and businesses. ADC (Nasdaq: ADCT) is a Fortune 500 company with sales into nearly 100 countries.

About REMEC

REMEC is a leading designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, ADC Mersum Oy's ability to achieve its profitability goals, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.